Exhibit 99.1

FOR IMMEDIATE RELEASE:	Consumers National Bank Contact: Ralph J. Lober II
President & CEO
330-868-9035
Ralph.Lober@ConsumersBank.com

CFBank Contact: Timothy T. O'Dell
President & CEO
614-318-4660
timodell@cfbankmail.com

CFBANK AND CONSUMERS NATIONAL BANK ENTER INTO AGREEMENT FOR CONSUMERS TO PURCHASE CFBank’s TWO COLUMBIANA COUNTY, OHIO BRANCHES

December 29, 2020

Worthington, Ohio and Minerva, Ohio: CFBank, National Association (“CFBank”) and Consumers National Bank (“Consumers”) have announced the signing of a branch purchase and assumption agreement pursuant to which Consumers will acquire the Wellsville, Ohio drive-up branch and the Calcutta, Ohio branch of CFBank.

The purchase and assumption agreement provides for the transfer by CFBank to Consumers of the land, buildings and other associated assets of the two branches, approximately $100 million in deposits, and certain loans and other interest earning assets. In exchange, Consumers will pay to CFBank the net book value of the land, building and associated assets of the branches, the par value of the earning assets, and a deposit premium equal to 1.75% of the average daily deposits for the 30 days preceding closing.

The purchase of the branches by Consumers is subject to regulatory approval and satisfaction of certain customary closing conditions. The parties expect to close on the purchase and sale of the two CFBank branches in the second calendar quarter of 2021, at which point the branches will be converted to operate as Consumers branch offices.   Consumers expects approximately 10% EPS accretion and to recover the initial approximately 2% tangible book value per share dilution in 1.75 years. On a pro forma basis, Consumers’ total assets will approximate $850 million and its capital ratios are projected to remain strong and supportive of continued balance sheet growth.

“The acquisition of these branches will strengthen our competitive position in Columbiana County and will complement our four Jefferson County locations. Consumers will hold approximately 12.5% of the Columbiana County deposit market share. These locations will house commercial and mortgage lenders and will provide a full range of consumer and business services. We are excited that the current retail employees in Wellsville and Calcutta will help us serve the region’s consumer, small business, and agricultural communities. They, and their predecessors, have served the community since 1892. We look forward to them joining our team as we continue the community bank tradition in the region,” said Ralph J. Lober II, Consumers’ President and CEO.

Tim O'Dell, President and CEO of CFBank, commented: “The divestiture of these two branches is consistent with our strategic business plan and the overarching objective to deploy capital into areas that yield the greatest opportunity to strengthen franchise value. The sale of the Columbiana County branches allows us to gain greater efficiencies in our core markets and to focus our sales efforts in those communities. CFBank traces our bank’s founding to the Columbiana County region in 1892, and we will remain incredibly grateful to the people of this region for their loyal support extended to our bank for these many decades. However, we are pleased that Consumers Bank will be taking over the reins from CFBank to continue serving the banking needs of the Columbiana County region. Consumers Bank and its leadership highly value local communities and personal relationships in much the same way we do, and we are pleased and confident that our loyal CFBank employees and staff in Columbiana County will be in good hands, and the people of the Columbiana County region will continue to have their banking needs well served."

Boenning & Scattergood, Inc. and Vorys, Sater, Seymour and Pease LLP are acting as financial advisor and legal advisor, respectively, to CFBank. Piper Sandler & Co. and Tucker Ellis LLP are acting as financial advisor and legal advisor, respectively, to Consumers.

About CFBank: CFBank, National Association is the wholly-owned national bank subsidiary of CF Bankshares Inc. (NASDAQ: CFBK), a financial holding company headquartered in Columbus, Ohio. CFBank, which has operated in Ohio since 1892, has a presence in four major Metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron markets – as well as its two locations in Columbiana County, Ohio. CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services, corporate treasury management, residential lending, and full-service retail banking services and products. In addition, CFBank also has a national residential lending platform. Additional information about CF Bankshares Inc. and CFBank is available at www.CFBankOnline.com.

About Consumers National Bank: Consumers National Bank is the single bank subsidiary of Consumers Bancorp Inc (OTCQX: CBKM). The $750 million asset independent community bank provides a comprehensive line of banking and other investment services to business and personal customers through its main office in Minerva, 17 full-service branch locations throughout Carroll, Columbiana, Jefferson, Stark, and Summit counties, and its Wayne County loan production office. More information about Consumers National Bank can be accessed online at www.ConsumersBank.com. Member FDIC.